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EXHIBIT 5
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                               PIPER & MARBURY
                                   L.L.P.
                             CHARLES CENTER SOUTH
                            36 SOUTH CHARLES STREET
                        BALTIMORE, MARYLAND  21201-3018
                                 410-539-2530
                              FAX:  410-539-0489


                                 May 14, 1996



The Ryland Group, Inc.
11000 Broken Land Parkway
Columbia, MD  21044

Ladies and Gentlemen:

We have acted as counsel to The Ryland Group, Inc., a Maryland corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the contemplated issuance by the Company from time to time of up to $150,000,000 aggregate public offering price of senior or subordinated debt securities (the "Debt Securities"), which may be issued pursuant to a Senior Debt Securities Indenture between the Company and a Trustee (as amended or supplemented, the "Senior Indenture"), or a Subordinated Debt Securities Indenture between the Company and a Trustee (as amended or supplemented, the "Subordinated Indenture" and, together with the Senior Indenture, the "Indentures").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purpose of rendering this opinion. In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.



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On the basis of the foregoing, we are of the opinion that when (i) the
Registration Statement and any required post-effective amendments thereto have become effective under the Securities Act; (ii) the Indentures have been duly executed and delivered; (iii) the terms of the Debt Securities and of their issuance and sale have been duly established by the Finance Committee of the Board of Directors in conformity with the Indentures relating to the Debt Securities so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company; and (iv) the Debt Securities have been duly executed and authenticated in accordance with the Indentures relating to the Debt Securities, and duly issued and sold as contemplated by the Registration Statement and any prospectus supplement relating thereto, the Debt Securities will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, subject to (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors rights generally, and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

We are members of the Bar of the State of Maryland and the foregoing opinion is limited to the laws of the States of Maryland and the federal laws of the United States of America. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Validity of Securities."


                                          Very truly yours,

                                          Piper & Marbury L.L.P.